EXHIBIT 5.1 and EXHIBIT 23.2





                      [CBS Letterhead]

November 15, 1999

CBS Corporation
51 West 52nd Street
New York, N.Y.  10019


Ladies and Gentlemen:

          At the request of CBS Corporation, I am furnishing this opinion to CBS for filing with the Securities and Exchange Commission as Exhibit 5.1 to Post-Effective
Amendment No. 2 on Form S-8 to be filed by CBS to its Registration Statement No. 333-84761 on Form S-4 under the
Securities Act of 1933, as amended.

          I have examined, either personally or indirectly through lawyers who report to me or through other counsel, originals or copies (certified or otherwise identified to my satisfaction) of the Agreement and Plan of Merger, as amended, among CBS, King World Productions, Inc., and K Acquisition Corp. (the "Merger Agreement"), the Restated Articles of Incorporation and Bylaws of CBS, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of CBS, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as the basis for the opinions set forth in this letter.

          In such examination, I have assumed the
genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of CBS and upon the representations and warranties of CBS contained in the Merger Agreement.

          Based on the foregoing and subject to the qualifications stated herein, I am of the opinion that the shares of CBS Common Stock to be issued by CBS as contemplated by the Registration Statement upon the exercise, in accordance with their terms and the terms of the following King World plans, of stock options assumed by CBS pursuant to the Merger Agreement have been duly authorized and, when issued against payment of the exercise price therefor as applicable, will be validly issued, fully paid and nonassessable: (1) The King World Productions,
Inc. 1998 Stock Option and Restricted Stock Purchase Plan;
(2) The King World Productions, Inc. 1996 Amended and
Restated Stock Option and Restricted Stock Purchase Plan;
and  (3) The King World Productions, Inc. Salesforce Bonus
Plan.

          I express no opinion with respect to the laws of any jurisdiction other than the corporate laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States.

          I hereby consent to the use of this opinion letter as an exhibit to the Post-Effective Amendment No. 2 to the Registration Statement and to the references to me in Item
5, Part II of such Registration Statement.

                              Very truly yours,



                              /s/ Angeline C. Straka
                              Angeline C. Straka
                              Vice President and Secretary